Exhibit 99.1

Jerash Receives FDA, ISO Designations for PPE Products

Fairfield, New Jersey – September 8, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today announced confirmation of registration as a medical device manufacturing facility with the U.S. Food and Drug Administration (“FDA”) for the sale and export of its personal protective equipment (“PPE”) products to the United States. The Company also announced receipt of an ISO 13485 designation covering the manufacturing, packing, and selling of medical supplies.

“We are very excited to continue expansion of our business efforts in PPE, including supplies needed as global communities continue to combat the spread of COVID-19,” said Samuel Choi, Chairman and Chief Executive Officer of Jerash. “Jerash began initial production of PPE products for use as part of Jordan’s proactive and successful response to the virus. However, global demand has continued to rise, and we are now exporting our products to other counties in the Middle East and Europe, as well as addressing demand from customers in the U.S.

“The FDA and ISO designations affirm the quality and standards of our products – an important assurance to our buyers who rely on Jerash’s proven manufacturing quality when purchasing our products. We are now pleased to offer disposable products that can be used in medical settings in order to meet continued high global demand, in addition to the rapidly increasing volumes of washable PPE products, such as cloth face masks. We are currently addressing multiple customer needs and high-volume tenders as part of our quickly expanding PPE initiatives.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, New Balance, G-III, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities comprise four factory units, one workshop, and three warehouses and it currently employs approximately 4,100 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of June 30, 2020. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of a second wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com